Exhibit 99.1
DENBURY RESOURCES INC.
PRESS RELEASE
Denbury Resources Announces First Quarter Results
Increases Tertiary Production Forecast
News Release
Released at 7:30 AM CDT
     PLANO, TX – May 6, 2010 — Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today announced its first quarter 2010 financial and operating results. The Company’s financial results for the first quarter of 2010 include the results of operations for Encore Acquisition Company (“Encore”) from the date of its acquisition on March 9, 2010 through March 31, 2010.
     First quarter 2010 net income was $96.9 million, or $0.33 per basic common share, as compared to a net loss of $18.3 million, or ($0.07) per basic common share in the first quarter of 2009. First quarter 2010 results included the following unusual or non-cash items:
•	non-cash gains in the change in fair value of commodity derivatives ($101.0 million before taxes);

•	merger related expenses associated with the acquisition of Encore ($45.0 million before taxes);

•	gain on the sale of the Company’s interest in Genesis Energy ($101.6 million before taxes);

•	incremental interest expense for approximately one month for the $1 billion in subordinated debt issued in mid-February 2010 to complete the Encore merger on March 9, 2010 ($6.9 million before taxes); and

•	increase in deferred tax expense resulting from a rate increase related to the merger with Encore ($10.0 million).
     Net income adjusted to exclude these items was approximately $17.4 million, or $0.06 per basic common share in the first quarter of 2010, as compared to adjusted net income of $47.6 million, or $0.19 per basic common share in the prior year first quarter, after adjustments for non-cash fair value commodity derivative losses for the first quarter of 2009 (please see the accompanying schedules for a reconciliation of “net income” as defined by generally accepted accounting principles (GAAP) to the non-GAAP measure “adjusted net income”). The lower adjusted net income for the most recent quarter was principally attributable to higher expenses during the first quarter of 2010, partially offset by higher revenues. The Company did not realize most of the benefit of higher commodity prices during the first quarter of 2010 due to the existence of oil derivative contracts (swaps) on 25,000 barrels of oil per day (“Bbls/d”) at $51.85 per barrel (“Bbl”), resulting in cash payments made by the Company on its oil derivative contracts during the period of $63.6 million. These particular swaps expired at the end of the first quarter.
     Adjusted cash flow (cash flow from operations before changes in assets and liabilities, a non-GAAP measure) for the first quarter of 2010 was $66.0 million, as compared to adjusted cash flow of $143.2 million in the first quarter of 2009, the decrease due primarily to merger costs and higher lease operating, general and administrative and interest expenses as discussed above. Cash flow provided by operations, the GAAP measure, totaled $113.2 million during the first quarter of 2010, as compared to $112.6 million during the first quarter of 2009. Adjusted cash flow and cash flow from operations differ in that the latter measure includes the changes in receivables, accounts payable and accrued liabilities during the quarter. (Please see the accompanying schedules for a reconciliation of the GAAP measure “net cash flow provided by operations,” to “adjusted cash flow from operations,” which is the non-GAAP measure discussed above).
Review of Financial Results
     Denbury’s first quarter 2010 production averaged 53,125 barrels of oil equivalent per day (“BOE/d”) as compared to 2009’s first quarter average production level of 53,408 BOE/d. Excluding the impact of production from the acquired Encore properties for the last 23 days of March, which contributed 11,379 BOE/d to this quarter’s daily production, and adjusting for the 2009 sale of the Company’s Barnett Shale properties, the Company’s first quarter 2010 production would have been 41,651 BOE/d, an 8% increase over the comparably adjusted production level of 38,476 BOE/d in the first quarter of 2009. This compares to the Company’s production for the fourth quarter of 2009, excluding the Barnett Shale, of 39,970 BOE/d. The Company estimates that its pro forma first quarter 2010 production would have been 86,578 BOE/d if production from the acquired Encore properties had been included for the entire first quarter.
     Production from the Company’s tertiary recovery operations averaged 27,023 Bbls/d in the first quarter of 2010, a 20% increase over the 22,583 Bbls/d average in the first quarter of 2009, and a 3% sequential increase over average tertiary production in the fourth quarter of 2009. During March 2010, the Company had initial production response from its tertiary flood at Delhi Field (63 Bbls/d in the first quarter 2010) as well as slight increases in tertiary phases two, three and four. In light of the earlier than expected production response at Delhi Field and other positive production indications, the Company is increasing its prior guidance as to anticipated average tertiary oil production for 2010, from 27,000 Bbls/d to 27,750 Bbls/d, a revised projected growth rate of 14% as compared to the prior growth rate guidance of 11%. The Company’s total production guidance for 2010 would increase by the same 750 Bbls/d as production from the non-tertiary properties are generally on track with prior guidance. However, in light of the Company’s pending and other possible asset sales, the Company plans to update its total production guidance at its upcoming analyst meetings in late May.
     The Company’s net revenue per BOE, excluding derivative settlements, was 98% higher in the first quarter of 2010 than in the first quarter of 2009 ($69.21 per BOE as compared to $34.97 per BOE), but was only 7% higher when including derivative settlements in the comparative first quarters ($56.70 per BOE as compared to $52.82 per BOE).
     Company-wide oil price differentials (Denbury’s net oil price received as compared to NYMEX prices) in the first quarter of 2010 was $2.08 per Bbl below NYMEX prices. Excluding the impact of the Encore properties which have a higher differential as compared to Denbury’s legacy properties, the Company’s oil price differential was $1.82 per Bbl below NYMEX for the first quarter of 2010, which is lower than historical average differentials primarily as a result of the sale of the Barnett Shale properties whose natural gas liquid price was significantly below NYMEX oil prices.
     Lease operating expenses increased 28% on an absolute basis between the two first quarters and increased 29% on a per BOE basis, primarily due to: (1) the expansion of the Company’s tertiary operations, which have a higher per barrel operating cost and (2) the fact that the prior year first quarter included expenses from the Company’s Barnett Shale properties, which had a much lower operating cost per BOE. In addition, approximately $10.3 million of the lease operating expense increase in the current year quarter is due to the inclusion of the Encore properties for a partial month. Adjusted for the sale of the Company’s Barnett Shale properties in 2009, lease operating expenses averaged $20.00 per BOE in the first quarter of 2009, approximately the same as the current quarter results. When comparing the first quarters of 2010 and 2009, the largest increase in lease operating expenses was related to power and utilities, as a result of the expansion of our tertiary operations. On a per BOE basis, our tertiary operating expense averaged $22.67 per BOE in the first quarter of 2010, as compared to $20.48 per BOE in the prior year first quarter and $22.03 per BOE in the fourth quarter of 2009. Production taxes and marketing expenses increased during the first quarter of 2010 as compared to first quarter of 2009, primarily as a result of higher oil prices.
     General and administrative expenses increased $10.1 million between the respective first quarters due primarily to incremental expense from the Encore merger and increased compensation costs. Approximately $3.7 million of first quarter 2010 expenses related to ownership of Encore during a portion of March. In addition, we incurred and expensed approximately $45 million in transaction related costs (advisory, legal, accounting, due diligence, integration, etc.) for the Encore merger.
     During the first quarter of 2010, the Company capitalized approximately $21.3 million of interest expense as compared to $12.4 million capitalized during the first quarter of 2009, primarily associated with the Company’s construction of its Green Pipeline and the continued expansion of its tertiary operations. Nonetheless, interest expense, net of amounts capitalized, increased 117% between the respective first quarters, due to the higher debt levels in the current year quarter as a result of debt incurred to finance the Encore merger. In February 2010, the Company issued $1 billion of 8.25% senior subordinated notes in order to both finance a portion of the Encore merger and redeem up to $600 million of Encore’s existing subordinated debt, thus incurring duplicate interest expense of approximately $6.9 million for approximately one month.
     Depletion, depreciation and amortization (“DD&A”) expense for the first quarter of 2010 was $17.12 per BOE as compared to $12.88 per BOE in the prior year quarter. The incremental DD&A per BOE was due primarily to the acquisition of Conroe Field in December 2009 and the merger with Encore in the first quarter of 2010, and to a lesser extent, the sale of the Barnett Shale properties in 2009.
     As a result of the merger the Company’s statutory tax rate increased, which required the Company to re-measure its deferred tax liabilities. This discrete item (approximately $10.0 million) in the Company’s tax provision increased the Company’s effective tax rate for the first quarter of 2010 to 43.4%.
2010 Outlook
     Denbury’s 2010 development and exploration budget (excluding acquisitions) remains at $1.0 billion, with approximately 60% of the budget to be spent on tertiary related operations. The Company’s pending $900 million property sale is expected to close during May 2010, the proceeds of which will be used to repay most, if not all, of the Company’s outstanding bank debt. This divestiture is not expected to have a material impact on the Company’s 2010 capital budget.
     Phil Rykhoek, Chief Executive Officer, said: “The first four months of 2010 have been extremely busy and positive for Denbury. We successfully financed and closed our Encore acquisition, and then within a few weeks entered into a $900 million sales transaction to repay most of our acquisition debt. This asset sale is expected to close within the next few weeks, and we will use the proceeds to repay most, if not all, of our bank credit line, leaving us with reasonable debt metrics and significant credit availability (up to $1.6 billion of unused credit assuming the banks do not reduce our borrowing base as a result of the property sale). While this quarter’s financials are a bit difficult to analyze with so many unusual items included therein, if you look at our core operations, we’re excited to report that our production is ahead of budget and we have accordingly increased our projected 2010 targets. Our employees are working extremely hard doing a great job at maintaining our operations while simultaneously working on the Encore integration. Things are going well, oil prices remain strong, and we are delighted to be one of the most oil-focused independents in the United States.”
Conference Call
     The public is invited to listen to the Company’s conference call set for today, May 6, 2010, at 10:00 A.M. CDT. The call will be broadcast live over the Internet at our website: www.denbury.com. If you are unable to participate during the live broadcast, the call will be archived on our website for approximately 30 days and will also be available for playback for one month after the call by dialing 877-344-7529 or 412-317-0088, conference number 440208.
Analyst Conferences
Denbury will be hosting conferences for analysts and asset managers as follows:
•	Boston, May 26, 2010 (will be webcast)

•	New York, May 27, 2010 (will be webcast)

•	Los Angeles, June 1, 2010

•	San Francisco, June 2, 2010

•	Chicago, June 3, 2010
     Several of the Company’s senior management will be presenting specific operational and financial updates. The Company presentation in Boston on May 26th and in New York on May 27th will be webcast live on Denbury’s website, www.denbury.com, from 8:00 a.m. ET to approximately 10:00 a.m. ET, and will be archived and available on the same website for approximately 30 days following the conference. The slide presentation that will be used at the conferences will be available on Denbury’s website the evening of May 25th, and will include updated operational and comparative financial data and an in-depth review of the Company’s significant properties. To date, approximately 132 analysts and selected asset managers have signed up for the conferences.
     Registration is ongoing. For additional information, please contact Laurie Burkes, Investor Relations Manager, at 972-673-2166 or laurie.burkes@denbury.com.
Financial and Statistical Data Tables
     Following are unaudited financial highlights for the comparative first quarters ended March 31, 2010 and 2009. All production volumes and dollars are expressed on a net revenue interest basis with gas volumes converted to equivalent barrels at 6:1.

THREE MONTH FINANCIAL HIGHLIGHTS
(Amounts in thousands of U.S. dollars, except per share and unit data)
(Unaudited)

	Three Months Ended
	March 31,			Percentage
	2010	2009		Change
Revenues:
Oil sales	305,204	133,265	+	>100%
Natural gas sales	25,682	34,804	-	26%
CO2 sales and transportation fees	4,497	3,165	+	42%
Gain on sale of interest in Genesis	101,568	—		N/A
Interest income and other	1,870	2,525	-	26%

Total revenues	438,821	173,759	+	>100%

Expenses:
Lease operating expenses	96,220	74,950	+	28%
Production taxes and marketing expense	19,317	9,192	+	>100%
CO2 operating expenses	1,368	1,300	+	5%
General and administrative	32,709	22,655	+	44%
Interest, net	26,416	12,197	+	>100%
Depletion and depreciation	81,872	61,925	+	32%
Commodity derivative expense (income)	(41,225)	20,515	-	>100%
Acquisition expense — Encore	44,999	—		N/A

Total expenses	261,676	202,734	+	29%

Income (loss) before income taxes	177,145	(28,975)	-	>100%

Income tax provision (benefit)
Current income taxes	669	173	+	>100%
Deferred income taxes	76,272	(10,851)	-	>100%

Consolidated net income (loss)	100,204	(18,297)	-	>100%
Less: net income attributable to noncontrolling interest	(3,316)	—		N/A

NET INCOME (LOSS) ATTRIBUTABLE TO DENBURY STOCKHOLDERS	96,888	(18,297)	-	>100%

Net income (loss) per common share:
Basic	0.33	(0.07)	-	>100%
Diluted	0.32	(0.07)	-	>100%

Weighted average common shares:
Basic	294,143	245,573	+	20%
Diluted	299,224	245,573	+	22%

Production (daily — net of royalties):
Oil (barrels)	44,309	37,640	+	18%
Gas (mcf)	52,892	94,613	-	44%
BOE (6:1)	53,125	53,408	-	1%

Unit sales price (including derivative settlements):
Oil (per barrel)	60.60	64.68	-	6%
Gas (per mcf)	6.18	4.09	+	51%
BOE (6:1)	56.70	52.82	+	7%

Unit sales price (excluding derivative settlements):
Oil (per barrel)	76.53	39.34	+	95%
Gas (per mcf)	5.40	4.09	+	32%
BOE (6:1)	69.21	34.97	+	98%

	Three Months Ended
	March 31,			Percentage
	2010	2009		Change
Derivative contracts
Cash receipt (payment) on settlements	(59,801)	85,836	-	>100%
Non-cash fair value adjustment income (expense)	101,026	(106,351)	-	>100%

Total income (expense) from derivative contracts	41,225	(20,515)	-	>100%

Non-GAAP financial measure (1)
Net income (loss) attributable to Denbury stockholders (GAAP measure)	96,888	(18,297)	-	>100%
Non-cash fair value adjustments on derivative contracts (net of taxes)	(62,636)	65,938	-	>100%
Gain on sale of interest in Genesis (net of taxes)	(62,972)	—		N/A
Interest on newly issued debt one month prior to merger (net of taxes)	4,263	—		N/A
Acquisition expense — Encore (net of taxes)	30,752	—		N/A
Deferred tax adjustment resulting from rate increase	10,033	—		N/A
Adjustments attributable to non-controlling interest	1,039	—		N/A

Adjusted net income (non-GAAP measure)	17,367	47,641	-	64%

Non-GAAP financial measure (1)
Consolidated net income (loss) (GAAP measure)	100,204	(18,297)	-	>100%
Adjustments to reconcile to cash flow from operations:
Depletion, depreciation and amortization	81,872	61,925	+	32%
Deferred income taxes	76,272	(10,851)	-	>100%
Non-cash derivative adjustments	(101,026)	106,351	-	>100%
Gain on sale of interest in Genesis	(101,568)	—		N/A
Other	10,216	4,032	+	>100%

Adjusted cash flow from operations (non-GAAP measure)	65,970	143,160	-	54%
Net change in assets and liabilities relating to operations	47,198	(30,541)	-	>100%

Cash flow from operations (GAAP measure)	113,168	112,619	+	0%

Oil & natural gas capital investments (excluding Encore Merger)	92,987	331,332	-	72%
Cash paid in Encore Merger, net of cash acquired	801,489	—		N/A
CO2 capital investments	72,647	194,733	-	63%
Proceeds from sale of interest in Genesis	162,622	—		N/A

Cash and cash equivalents	109,185	18,207	+	>100%
Total assets	10,540,003	3,934,895	+	>100%
Total debt (principal amount excluding capital leases and pipeline financings)	3,325,818	1,035,000	+	>100%
Financing leases	250,512	250,145	+	0%
Total Denbury stockholders’ equity	4,162,016	1,831,633	+	>100%

BOE data (6:1)
Oil and natural gas revenues	69.21	34.97	+	98%
Gain (loss) on settlements of derivative contracts	(12.51)	17.85	-	>100%
Lease operating expenses	(20.12)	(15.59)	+	29%
Production taxes and marketing expense	(4.04)	(1.91)	+	>100%

Production netback	32.54	35.32	-	8%
Non-tertiary CO2 operating margin	0.65	0.39	+	67%
General and administrative	(6.84)	(4.71)	+	45%
Acquisition expense – Encore	(9.41)	—		N/A
Net cash interest expense and other income	(4.67)	(2.15)	+	>100%
Current income taxes and other	1.53	0.93	+	65%
Changes in assets and liabilities relating to operations	9.87	(6.35)	-	>100%

Cash flow from operations	23.67	23.43	+	1%

(1)	See “Non-GAAP Measures” at the end of this report.

Non-GAAP Measures
     Adjusted net income is a non-GAAP measure. This measure reflects net income without regard to the fair value adjustments on the Company’s derivative contracts or other certain items. The Company believes that it is important to consider this measure separately as it is a better reflection of the ongoing comparable results of the Company, without regard to changes in the market value of the Company’s derivative contracts during the period or other certain items.
     Adjusted cash flow from operations is a non-GAAP measure that represents cash flow provided by operations before changes in assets and liabilities, as summarized from the Company’s Consolidated Statements of Cash Flows. Adjusted cash flow from operations measures the cash flow earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. The Company believes that it is important to consider this measure separately, as it believes it can often be a better way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs and so forth, without regard to whether the earned or incurred item was collected or paid during that period.
     Denbury Resources Inc. (www.denbury.com) is a growing independent oil and gas company. The Company is the largest oil and natural gas operator in Mississippi and Montana, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage in the Rockies and Gulf Coast regions. The Company’s goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, with its most significant emphasis relating to tertiary recovery operations.
     This press release, other than historical financial information, contains forward-looking statements that involve risks and uncertainties including expected reserve quantities and values relating to the Company’s proved reserves, the Company’s potential reserves from its tertiary operations, forecasted 2010 production levels relating to the Company’s tertiary operations and overall production, estimated capital expenditures for 2010 or future years, matters related to the acquisition of Encore and other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including Denbury’s most recent reports on Form 10-K and Form 10-Q. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially.
For further information contact:
Phil Rykhoek, CEO, 972-673-2000
Mark Allen, Senior VP and Chief Financial Officer, 972-673-2000
www.denbury.com